FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640	January 25, 2005

DOVER REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

New York, New York (January 25, 2005). Dover Corporation (NYSE: DOV) earned $409.1 million or $2.00 diluted earnings per share (EPS) from continuing operations for the full year 2004, compared to $285.2 million or $1.40 EPS from continuing operations in 2003, an increase of 43%. Net earnings for the full year of 2004 were $412.8 million or $2.02 EPS, including $3.6 million of earnings or $.02 EPS from discontinued operations, compared to $292.9 million or $1.44 EPS, for 2003, which included $7.7 million or $.04 EPS in earnings from discontinued operations. Sales for the full year of 2004 were a record $5,488.1 million, an increase of 24% as compared to $4,413.3 million for last year.

For the fourth quarter, Dover’s earnings increased to $98.8 million or $.48 EPS from continuing operations, compared to $80.7 million or $.39 EPS from continuing operations in the comparable period last year, an increase of 22%. Net earnings for the fourth quarter of 2004 were $97.1 million or $.48 EPS, which included $1.7 million of losses from discontinued operations or less than $.01 EPS, compared to net earnings of $76.3 million or $.37 EPS for the fourth quarter of 2003, which included $4.4 million or $.02 EPS in losses from discontinued operations. Sales in the fourth quarter of 2004 were $1,421.2 million, an increase of 19% as compared to $1,198.0 million for the fourth quarter last year.

Commenting on the results and the current outlook, Ronald L. Hoffman, Dover’s Chief Executive Officer, said: “Dover had a great year in 2004, recording the highest sales and second highest net earnings from continuing operations in our company’s history. In fact, all three industrial subsidiaries set sales records, and all four segments had double-digit gains in sales and earnings. Our outstanding performance reflects our success in driving continued improvements in operating effectiveness, a strong mid-year recovery in the Technologies segment and positive contributions from the strategic acquisitions we made in 2003. Dover’s operating management deserves a lot of credit for their continued investment in new products, strong R&D activities, emphasis on global expansion, and overall operational excellence which enhanced our competitiveness and contributed to positive operating leverage. It is particularly noteworthy that they were able to achieve these results in spite of meaningful increases in raw material costs, particularly steel, higher energy costs, and foreign exchange challenges affecting many of our increasingly global companies.

“Equally important in 2004 was the success of our acquisition program. We spent $514 million for eight companies, our highest spending level since 1999, and the third highest level ever.

(more)

The average purchase price for the four largest businesses we acquired last year was over $100 million. This is consistent with our previously stated intent to focus on fewer larger opportunities. We believe all of these companies will make positive contributions to our 2005 full year results, and, given the level of M & A activity we are seeing in the pipeline, we are optimistic that our program will be similarly robust in 2005. It is also worth noting that about half of the 49 companies in Dover are now generating over $100 million in revenues, a testament to our internal growth initiatives, as well as the impact of our “add-on” acquisitions program.

“Beginning with our first quarter 2005 earnings announcement, we will report Dover’s results in six segments and discuss our companies in 13 groups. We believe this new operating structure will improve our focus on common end markets served, enhance opportunities to realize synergies across our businesses and further optimize our growth initiatives. We remain quite optimistic that 2005 will be another growth year in the industrial sector, given the current strong backlogs coupled with our new product initiatives, responsive customer service and an expanding focus on global sourcing. However, we don’t anticipate as significant an increase as we experienced in 2004. Our core technology companies face more uncertain conditions, particularly given the significant market softness experienced in the fourth quarter. Nevertheless, we have confidence in the substantial new product developments that are well underway in those companies, and expect them to be increasingly successful at anticipating and meeting the needs of their markets over the long term.”

SEGMENT RESULTS

Diversified

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$347,280	$302,215	15%	$1,310,835	$1,168,256	12%
Earnings	38,088	33,207	15%	149,779	131,867	14%
Operating margins	11.0%	11.0%		11.4%	11.3%
Bookings	348,830	302,648	15%	1,412,384	1,161,012	22%
Book-to-Bill	1.00	1.00		1.08	0.99
Backlog				440,583	334,349	32%

Diversified realized improved fourth quarter results over the prior year, with positive earnings comparisons at nine of its twelve operating companies. Significant contributors were Belvac, Crenlo, Tranter PHE and Mark Andy, all of which had favorable sales and earnings comparisons to prior year performance. Hill Phoenix continues to be the largest contributor to earnings despite the fact that its earnings were only slightly above prior year as rising material costs offset productivity gains and cost reductions. Overall, total bookings at Diversified were up 15% in the fourth quarter. Ten of twelve operating companies reported bookings increases, most notably Belvac, Crenlo and Hill Phoenix and year-end backlog rose by 32%.

For the full year, Diversified’s improved results reflected sales increases at 11 of the 12 companies. In particular, Hill Phoenix, Crenlo, PMI, Sargent, Tranter PHE and SWEP all had solid results, and, together with a strong finish at Belvac, generated most of the year’s earnings and earnings growth. The largest earnings improvements were achieved at Crenlo, Mark Andy, Graphics Microsystems and Hydratight Sweeney, all of which significantly improved their margins through productivity gains and increased sales volumes. Hill Phoenix grew its business by expanding its customer base and ended the year with record sales and bookings. It also had its second-best earnings to date, falling just short of last year’s record results, despite an unprecedented rise in commodity costs. Sargent also reported record sales, bookings and backlog, fueled by the strong recovery of both the commercial and U.S. defense aerospace

(more)

markets. Performance Motorsports had a record year in sales and earnings, driven mainly by improved professional automotive racing markets in North America, particularly NASCAR. Due to a healthy heat exchanger market, SWEP and Tranter PHE increased sales and bookings for the year. However, their margins were lower due to significant raw material price increases. Crenlo achieved the largest year-over-year earnings improvement, and the strength of its cab market increased bookings by 58% and year-end backlog by 49%. Overall, Diversified enters 2005 with a record backlog, with 10 of 12 companies at higher levels than last year.

Industries

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$322,994	$278,543	16%	$1,221,178	$1,039,930	17%
Earnings	37,563	36,133	4%	138,359	121,200	14%
Operating margins	11.6%	13.0%		11.3%	11.7%
Bookings	311,638	320,174	-3%	1,255,104	1,105,046	14%
Book-to-Bill	0.96	1.15		1.03	1.06
Backlog				238,954	201,866	18%

Industries’ fourth quarter results exceeded the prior year’s performance with positive earnings comparisons at half of its 12 operating companies. While earnings continued to be negatively impacted by higher steel costs, pricing moves taken throughout the year lessened the impact as compared to previous quarters. The largest contributors to the quarterly earnings increase were Heil Environmental due principally to increased municipal sales; Triton with record sales driven by new products and market expansion; Tipper Tie with improving U.S. results and strong overseas performance; and Chief with new pulling products and robust demand for measuring equipment. Offsetting these gains were earnings declines at DI Foodservice, PDQ and Heil Trailer.

For the full year, Industries’ earnings increased 14% despite higher steel costs which reduced margins. Sales were up 17% and revenue has now grown for seven consecutive quarters. The largest contributors were Heil Trailer, Heil Environmental, Rotary Lift, PDQ, Tipper Tie, Triton and Marathon. Heil Environmental increased its share of the refuse collection vehicle market in a flat to slightly declining market. Rotary’s sales increased 19% driven in part by share gains in the two-post automotive lift market, although earnings were negatively impacted by rising steel costs and pricing pressures from low-priced Asian imports. PDQ had a strong year with earnings slightly below 2003’s record levels. Strong international sales contributed to Tipper Tie’s gains. During 2004, Triton produced its 100,000th ATM while achieving sales of over 20,000 units, helped by major retail and financial institutions, and global customers. Strong baler sales drove Marathon’s performance. The only significant earnings offset was at DI Foodservice which saw volume decline coupled with a number of adverse accrual adjustments.

Resources

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$357,257	$284,196	26%	$1,337,229	$982,658	36%
Earnings	53,058	34,917	52%	216,291	136,851	58%
Operating margins	14.9%	12.3%		16.2%	13.9%
Bookings	362,994	280,205	30%	1,394,810	990,057	41%
Book-to-Bill	1.02	0.99		1.04	1.01
Backlog				163,460	104,395	57%

Dover Resources continued to experience strength in most of the markets it serves and generated improved earnings in spite of continued increases in material, energy, and

(more)

transportation costs. Additionally, overall segment bookings in the fourth quarter reached an all time high. There were favorable year-over-year quarterly earnings comparisons at nine of the twelve operating companies, all of which experienced double-digit earnings improvements. Key positive contributors to the fourth quarter results were Energy Products Group, Blackmer Pump, De-Sta-Co Industries, Tulsa Winch, and C. Lee Cook.

For the full year, sales, earnings, and bookings increased at all 12 operating companies. More than half of the earnings growth came from the Energy Products Group and the full-year effect of the WARN acquisition. The Oil and Gas Equipment companies generated solid results due to the continued high prices for oil and gas and increased levels of exploration, production, and transmission of oil and gas. The companies serving the Fluid Solutions markets experienced relatively strong demand on a global basis, with particular strength in petroleum refining, retail, and transportation sectors. The Material Handling Group continued to benefit from the growing demand in the construction equipment, mobile crane, military, and recovery vehicle markets. WARN’s winch business experienced strong demand in the ATV market and for self-recovery winches for trucks. Its powertrain business improved slightly due to positive sales trends in light truck and sport utility vehicles. In the fourth quarter, WARN received initial orders from two major home improvement centers for its newly created WARN Works® line. De-Sta-Co Industries had a strong fourth quarter in its European business and the business units that make end-of-arm tooling for robotic applications. The strength in these segments more than offset the weakness seen in new automobile program launches.

Technologies

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$396,019	$335,679	18%	$1,628,135	$1,231,241	32%
Earnings	21,026	23,741	-11%	162,198	84,763	91%
Operating margins	5.3%	7.1%		10.0%	6.9%
Bookings	378,582	354,176	7%	1,612,722	1,275,598	26%
Book-to-Bill	0.96	1.06		0.99	1.04
Backlog				215,157	182,427	18%

Technologies’ fourth quarter earnings were down, compared to the prior year period, largely because of foreign exchange impacts and acquisition integration costs. While quarterly sales were up 18% over the fourth quarter of 2003, they decreased 11% sequentially and earnings were down 62% from the third quarter of 2004. Most of the sequential decline in bookings, sales and earnings reflect the decreased activity of CBAT customers, primarily electronic assemblers and semiconductor manufacturers, many of whom slowed their capital spending from the pace of the prior two quarters.

For the full year, the Technologies group showed significant improvements over 2003, with bookings increases of 26%, sales increases of 32% and earnings increases of 91%. 12 of the 13 operating companies reported earnings improvements, most of which were significant.

Circuit Board Assembly and Test (CBAT)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$229,459	$199,270	15%	$1,037,470	$731,749	42%
Earnings	13,543	12,406	9%	116,559	43,691	167%
Operating margins	5.9%	6.2%		11.2%	6.0%
Bookings	211,629	212,478	—	1,014,865	760,923	33%
Book-to-Bill	0.92	1.07		0.98	1.04
Backlog				110,281	107,036	3%

(more)

For the fourth quarter, the CBAT businesses recorded a 9% increase in earnings on a sales increase of 15% over the comparable quarter in 2003. The earnings primarily reflect continued competitive pressure in a cyclical down market, the impact of a strong Euro on the costs of European subsidiaries, and higher operating costs incurred to support growing sales and new product introduction activities. The CBAT companies also reported significant decreases in bookings, sales and earnings compared to the third quarter of 2004. During the second and third quarters of 2004, the CBAT companies overall, and in particular the companies serving the back-end semiconductor industry, benefited from strong market activity. However, sales of semiconductors and related products began to slow in the third quarter, resulting in a decrease in CBAT bookings. Chinese contract manufacturers slowed their acquisition of capital equipment in the fourth quarter after making major purchases in the previous 12-15 months. Although the decline in overall market activity impacted all of the CBAT companies, many have continued to work towards the introduction of new products which should benefit future sales levels. Although the total book to bill ratio for CBAT in the fourth quarter was 0.92, better than the .79 recorded in the third quarter, bookings and backlog peaked in the second quarter and have been declining sequentially since then. Though the month of December finished strong, it remains unclear how the first quarter of 2005 will evolve.

For the full year, CBAT improved its earnings by 167% on a 42% sales increase. All seven companies reported increased bookings and higher sales. The largest earnings improvements were achieved at ECT, DEK and Vitronics Soltec. In the first half of 2004, acquisitions of the test handling company Rasco GmbH by ECT and SSE GmbH by Alphasem contributed to strong results and enhanced these companies’ ability to serve their markets.

Specialty Electronic Components (SEC)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in thousands, unaudited)	2004	2003	% Change	2004	2003	% Change

Net sales	$75,026	$57,210	31%	$257,168	$211,575	22%
Earnings	3,590	1,683	113%	15,637	7,289	115%
Operating margins	4.8%	2.9%		6.1%	3.4%
Bookings	74,984	60,391	24%	260,661	221,145	18%
Book-to-Bill	1.00	1.06		1.01	1.05
Backlog				70,771	53,074	33%

Fourth quarter results at the SEC Companies reflected the positive revenue impact of the CFC (Corning Frequency Controls) acquisition, and operational improvements at K&L, offset to some degree by conditions in the telecommunications sector. This sector, which is the largest service market for the SEC companies, weakened considerably as customers sharply reduced order rates to reduce inventory levels in the second half of 2004 in response to lower spending by end-users.

Though fourth quarter margins of 5% were far below expectations, fourth quarter earnings of $3.6 million were up compared to the preceding quarter and compared to last year. The SEC companies do not expect any measurable improvements in order rates in the near term from communications equipment customers, although bookings and backlog are up over both prior year and quarter. They are entering 2005 cautiously with cost reduction and containment initiatives underway. In addition, Vectron will be addressing further integration costs related to the CFC acquisition during the first half of the year.

(more)

For the full year, all five companies reported increased sales and all but one reported higher bookings. The largest earnings improvements were achieved at Vectron and Dielectric. Vectron benefited from the acquisition of CFC in the third quarter of 2004.

Imaje

Imaje’s quarterly sales increased 16% over the same period in 2003 and 14% over the third quarter. Earnings were up 3% over fourth quarter 2003 and 5% above the third quarter. The strengthening of the Euro during 2004 over 2003 positively impacted quarterly sales by approximately 9%, and Imaje’s margins decreased slightly due to these currency fluctuations. During December 2004, Imaje completed the acquisition of Datamax International, a manufacturer of bar code printers and related products located in Orlando, Florida. As this acquisition closed near year-end, Datamax had no appreciable impact on the sales and earnings of Imaje for 2004. Imaje continues to see growth in all of its product areas — Continuous Ink Jet (CIJ) applications in primary packaging, Drop on Demand and Thermal Transfer applications in secondary packaging, and large character printing. Bookings for the quarter were up 13% over the same period of 2003 and up 14% sequentially.

For the full year, Imaje improved earnings by 7% on a 16% sales increase. North America has become Imaje’s second largest region, second only to France, as sales increased over 21% this year. Europe, a much more mature market for Imaje, grew by 15% and Asia by 16%.

Other Information:

Of the 19% consolidated revenue growth in the fourth quarter, 11 percentage points — or approximately 57% of the growth — came from existing businesses, with five percentage points from acquisitions (27%) and the balance reflecting currency translation. Of the 24% sales growth for the twelve months of 2004, the comparable percentages were 14% organic growth, 7% from acquisitions and the remaining 3% from currency translation.

During the fourth quarter of 2004, Dover acquired two companies, one in Resources and one in Technologies. Neither of these acquisitions had a material impact on the company’s quarterly financial results. For the full year, 2004 acquisitions had an immaterial impact on reported results. For the fourth quarter and full year of 2004, Dover’s investment in acquisitions was $192.6 million and $514.3 million, respectively, compared to $340.7 million and $372.4 million for the fourth quarter and full year of 2003, respectively. Companies acquired in 2004 are expected to add approximately $0.08 – 0.10 EPS in the aggregate to 2005 results.

Also in the fourth quarter of 2004, Dover sold its one remaining previously discontinued business from the Diversified market segment for net cash proceeds of $6.0 million. For the full year, Dover sold six businesses for net cash proceeds of $73.9 million. During the fourth quarter of 2003, Dover discontinued five businesses from the Diversified, Industries and Resources market segments and for the prior year, Dover sold four businesses for net cash proceeds of $9.0 million. Since January 2001, Dover has discontinued and sold 17 businesses for net cash proceeds of $459.9 million and a net loss of $0.8 million.

Losses from discontinued operations for the current and prior year fourth quarters were $1.7 million and $4.4 million, respectively. The results reflected the effect of the favorable resolution of certain outstanding tax matters and tax benefits related to losses on sales of discontinued businesses, offset by modest losses on the sales of discontinued businesses.

(more)

The effective tax rate for continuing operations for the fourth quarter of 2004 was 17.7% compared to last year’s fourth quarter tax rate of 20.8%. The decrease in the quarter rate is due to a greater realization of tax benefits than earlier anticipated, primarily caused by the enactment of the Working Families Tax Relief Act signed by President Bush on October 4, 2004, which provided that an R&D credit could be claimed retroactively for otherwise eligible research expenditures incurred after June 30, 2004.

For the twelve months of 2004, the effective tax rate for continuing operations was 25.9% compared to 23.3% for the twelve months of 2003. The increase in the full year 2004 rate is primarily attributable to a proportional decrease in tax benefits from tax credit programs such as those for R&D, qualifying export sales, and certain non-recurring reserve benefits relative to an overall increase in worldwide earnings .

Net debt increased by $38.3 million to $734.5 million during the 12 months of 2004 as a result of acquisition spending offset by proceeds from divestitures and cash flow from operations, and the net debt to total capitalization ratio decreased to 19.1% from 20.2% during the period. The following table provides a reconciliation of net debt to total capitalization, with the generally accepted accounting principles (GAAP) information found in the attached financial information.

	December 31,	December 31,
Net Debt to Total Capitalization Ratio (in thousands, unaudited)	2004	2003

Short-term debt	$252,677	$3,266
Commercial paper	86,588	60,403
Long-term debt	753,063	1,003,915

Total debt	1,092,328	1,067,584
Less: Cash, equivalents and marketable securities	357,803	371,397

Net debt	734,525	696,187
Add: Stockholders’ equity	3,118,682	2,742,671

Total capitalization	$3,853,207	$3,438,858

2004 cash flow from continuing operations increased slightly from 2003 as substantially higher net income in the current year was offset by significant relative working capital decreases in 2003 net of pension contributions. Free cash flow decreased slightly from the prior year driven by increases in dividends and capital expenditures compared to 2003. The following table is a reconciliation of free cash with cash flows from operating activities.

		Twelve Months Ended December 31,
Free Cash Flow (in thousands, unaudited)		2004	2003

Cash flow provided by operating activities		$597,447	$593,110
Less:	Capital expenditures	(107,434)	(96,400)
	Dividends to stockholders	(126,059)	(115,504)

Free cash flow		$363,954	$381,206

In an effort to provide additional information regarding the company’s results as determined by GAAP, the Company also discloses non-GAAP information, which management believes is useful for investors. Free cash flow, net debt, total capitalization and organic growth are not financial measures under GAAP and should not be considered as substitutes for cash flows from operating activities, debt and equity and reported sales growth, as determined in accordance with GAAP, and they may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to total capitalization ratio and free cash flow are important measures of liquidity and operating performance because they provide both management and investors with a measurement of cash generated from operations that is available to fund acquisitions and repay debt. Management believes that reporting organic

(more)

sales growth, which excludes the impact of foreign currency exchange rates and the impact of acquisitions, provides a useful comparison of the Company’s revenue performance and trends between reported periods.

Dover will host a Webcast of its fourth quarter 2004 conference call at 9:00 AM Eastern Time on Wednesday, January 26, 2005. The conference call will also be made available for replay on the website and additional information on Dover’s fourth quarter 2004 results and its operating companies can also be found on the company website at www.dovercorporation.com.

Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects” and “believes,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation including, but not limited to, the expected accretiveness of acquired businesses, that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the cost or availability of raw materials or energy, changes in customer demand, increased competition in the relevant markets, failure to successfully integrate acquisitions and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW

(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited) (in thousands, except per share figures)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$1,421,176	$1,198,013	$5,488,112	$4,413,296
Cost of sales	941,026	787,045	3,593,748	2,892,874

Gross profit	480,150	410,968	1,894,364	1,520,422
Selling and administrative expenses	344,283	289,893	1,282,162	1,076,664

Operating profit	135,867	121,075	612,202	443,758

Interest expense, net	15,347	14,577	61,290	62,166
All other (income) expense, net	458	4,610	(1,234)	9,700

Total	15,805	19,187	60,056	71,866

Earnings from continuing operations, before taxes on income	120,062	101,888	552,146	371,892
Federal and other taxes on income	21,256	21,186	143,006	86,676

Net earnings from continuing operations	98,806	80,702	409,140	285,216

Net (losses) earnings from discontinued operations	(1,692)	(4,383)	3,615	7,711

Net earnings	$97,114	$76,319	$412,755	$292,927

Basic earnings per common share:
- Continuing operations	$0.48	$0.40	$2.01	$1.41
- Discontinued operations	—	(0.02)	0.02	0.04

- Net earnings	$0.48	$0.38	$2.03	$1.45

Diluted earnings per common share:
- Continuing operations	$0.48	$0.39	$2.00	$1.40
- Discontinued operations	—	(0.02)	0.02	0.04

- Net earnings	$0.48	$0.37	$2.02	$1.44

Weighted average number of common shares outstanding during the period:
Basic	203,413	202,773	203,275	202,576
Diluted	204,875	204,361	204,786	203,614

(more)

DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
SALES	2004	2003	2004	2003

Diversified	347,280	$302,215	$1,310,835	$1,168,256
Industries	322,994	278,543	1,221,178	1,039,930
Resources	357,257	284,196	1,337,229	982,658
Technologies	396,019	335,679	1,628,135	1,231,241
Intramarket eliminations	(2,374)	(2,620)	(9,265)	(8,789)

Net sales	$1,421,176	$1,198,013	$5,488,112	$4,413,296

EARNINGS
Diversified	$38,088	$33,207	$149,779	$131,867
Industries	37,563	36,133	138,359	121,200
Resources	53,058	34,917	216,291	136,851
Technologies	21,026	23,741	162,198	84,763

Subtotal continuing operations	149,735	127,998	666,627	474,681
Corporate expense/other	(14,326)	(11,533)	(53,191)	(40,623)
Net interest expense	(15,347)	(14,577)	(61,290)	(62,166)

Earnings from continuing operations, before taxes on income	120,062	101,888	552,146	371,892
Federal and other taxes on income	21,256	21,186	143,006	86,676

Net earnings from continuing operations	$98,806	$80,702	$409,140	$285,216

(more)

DOVER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
(unaudited) (in thousands)

	December 31,	December 31,
BALANCE SHEET	2004	2003

Assets:
Cash and cash equivalents	$357,606	$370,379
Receivables, net of allowances for doubtful accounts	912,688	747,567
Inventories	775,741	639,339
Deferred tax & other current assets	56,279	92,355
Property, plant & equipment, net	756,680	717,875
Goodwill	2,149,780	1,844,701
Intangibles, net	529,277	375,088
Other assets	199,550	208,069
Assets of discontinued operations	10,821	164,139

	$5,748,422	$5,159,512

Liabilities & Stockholders’ Equity:
Short term debt	$339,265	$63,669
Payables and accrued expenses	835,248	705,701
Taxes payable and other deferrals	680,340	569,670
Long-term debt	753,063	1,003,915
Liabilities of discontinued operations	21,824	73,886
Stockholders’ equity	3,118,682	2,742,671

	$5,748,422	$5,159,512

	Twelve Months Ended December 31,
CASH FLOWS	2004	2003

Operating activities:
Net earnings	$412,755	$292,927
(Earnings) losses from discontinued operations, net of tax	(3,615)	(7,711)
Depreciation and amortization	160,845	151,309
Net change (increase) decrease in assets and liabilities	27,462	205,065
Contributions to defined benefit pension plan	—	(48,480)

Net cash from (used in) operating activities	597,447	593,110

Investing activities:
Proceeds from the sale of property and equipment	14,768	10,324
Additions to property, plant and equipment	(107,434)	(96,400)
Proceeds from sale of discontinued business	73,921	13,362
Acquisitions (net of cash and cash equivalents acquired)	(506,108)	(362,062)

Net cash from (used in) investing activities	(524,853)	(434,776)

Financing activities:
Increase (decrease) in debt	16,678	13,524
Cash dividends to stockholders	(126,059)	(115,504)
Purchase of treasury stock and proceeds from exercise of stock options	8,432	3,699

Net cash from (used in) financing activities	(100,949)	(98,281)

Effect of exchange rate changes on cash	7,964	33,764
Net cash from (used in) discontinued operations	7,618	(17,262)
Net increase (decrease) in cash & equivalents	(12,773)	76,555
Cash & cash equivalents at beginning of period	370,379	293,824

Cash & cash equivalents at end of period	$357,606	$370,379

(more)

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)

DIVERSIFIED

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$276,171	$301,391	$288,479	$302,215	$293,560	$323,722	$346,273	$347,280
Earnings	31,238	36,769	30,653	33,207	30,862	37,800	43,029	38,088
Bookings	278,884	291,608	287,872	302,648	349,479	344,896	369,179	348,830
Backlog	334,701	333,758	333,408	334,349	391,838	414,403	436,755	440,583
Book-to-Bill	1.01	0.97	1.00	1.00	1.19	1.07	1.07	1.00
Operating margins	11.3%	12.2%	10.6%	11.0%	10.5%	11.7%	12.4%	11.0%

INDUSTRIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$241,062	$255,688	$264,637	$278,543	$287,169	$303,512	$307,503	$322,994
Earnings	26,362	27,797	30,908	36,133	32,716	35,807	32,273	37,563
Bookings	257,844	254,927	272,101	320,174	323,907	312,810	306,749	311,638
Backlog	137,826	141,007	149,236	201,866	239,335	250,046	251,011	238,954
Book-to-Bill	1.07	1.00	1.03	1.15	1.13	1.03	1.00	0.96
Operating margins	10.9%	10.9%	11.7%	13.0%	11.4%	11.8%	10.5%	11.6%

RESOURCES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$223,105	$232,829	$242,528	$284,196	$303,711	$327,553	$348,708	$357,257
Earnings	32,487	32,254	37,193	34,917	49,389	56,071	57,774	53,058
Bookings	232,830	232,368	244,654	280,205	349,634	351,012	331,170	362,994
Backlog	80,068	81,744	84,445	104,395	149,809	173,357	157,144	163,460
Book-to-Bill	1.04	1.00	1.01	0.99	1.15	1.07	0.95	1.02
Operating margins	14.6%	13.9%	15.3%	12.3%	16.3%	17.1%	16.6%	14.9%

TECHNOLOGIES

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$260,042	$306,207	$329,313	$335,679	$360,110	$427,878	$444,128	$396,019
Earnings	10,497	20,731	29,794	23,741	30,870	55,034	55,267	21,026
Bookings	276,497	312,692	332,233	354,176	407,561	451,738	374,841	378,582
Backlog	146,415	157,821	158,146	182,427	223,044	263,973	214,024	215,157
Book-to-Bill	1.06	1.02	1.01	1.06	1.13	1.06	0.84	0.96
Operating margins	4.0%	6.8%	9.0%	7.1%	8.6%	12.9%	12.4%	5.3%

(1) Excludes discontinued operations.

(more)

DOVER CORPORATION
CBAT AND SEC QUARTERLY OPERATIONAL INFORMATION (1)

CBAT

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$148,883	$179,171	$204,425	$199,270	$223,348	$284,524	$300,139	$229,459
Earnings	1,637	10,151	19,497	12,406	20,320	39,805	42,891	13,543
Bookings	160,495	181,804	206,146	212,478	259,353	307,690	236,193	211,629
Backlog	84,957	91,157	90,553	107,036	142,697	181,280	120,989	110,281
Book-to-Bill	1.08	1.01	1.01	1.07	1.16	1.08	0.79	0.92
Operating margins	1.1%	5.7%	9.5%	6.2%	9.1%	14.0%	14.3%	5.9%

SEC

	2003				2004
	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.	1 Qtr.	2 Qtr.	3 Qtr.	4 Qtr.

Net sales	$50,315	$52,081	$51,969	$57,210	$58,971	$59,785	$63,386	$75,026
Earnings	3,009	1,865	732	1,683	4,956	5,031	2,060	3,590
Bookings	53,856	51,850	55,048	60,391	66,894	60,899	57,884	74,984
Backlog	46,422	46,299	49,246	53,074	55,006	58,102	68,049	70,771
Book-to-Bill	1.07	1.00	1.06	1.06	1.13	1.02	0.91	1.00
Operating margins	6.0%	3.6%	1.4%	2.9%	8.4%	8.4%	3.2%	4.8%

(1) Excludes discontinued operations.

(more)